EXHIBIT 99.1

COMARCO APPOINTS SAMUEL INMAN TO ITS BOARD OF DIRECTORS

LAKE FOREST, Calif., July 19, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of ChargeSource™ external power adapters used to power and charge notebook computers, mobile phones and many other rechargeable mobile devices, and a provider of wireless test solutions and wireless emergency call box systems, today announced the appointment of Samuel M. Inman III, 56, to its Board of Directors.

Mr. Inman worked for IBM for twenty years, beginning in 1972, in a variety of senior management positions, including President of IBM PC Company, Americas, as well as President of the National Distribution Division. Since leaving IBM in 1993, he has served in executive level positions with several technology companies, including President and COO of Ingram Micro, President and CEO of Centura Software Corporation (formerly Gupta), Co-CEO and Chairman of the Board of Advisors to Viking Components, Inc. until the company was sold to Sanmina-SCI in 2002, and Executive Chairman of Think Outside until the company was sold to Mobility Electronics (NASDAQ: MOBE) in June 2006.

“We are delighted that Sam has agreed to join our Board of Directors,” said Tom Franza Chief Executive Officer, of Comarco. “He is one of the leaders in the PC and related peripherals industry and there are very few executives that can match his experience and record of success. Sam brings a strong track record for successfully repositioning and restructuring companies to drive improved financial performance. His expertise in all aspects of running a technology company, including marketing, sales, operations and organizational development, will be invaluable in assisting Comarco in its efforts to position itself for future opportunities that will enhance shareholder value.”

“Sam’s appointment is a significant step for Comarco,” said Erik H. van der Kaay, Chairman of the Executive Committee of Comarco. “It has been just a little over 30 days since we announced the formation of the Executive Committee to, among other things, recruit two new independent directors to the Board. We are very pleased to attract someone of Sam’s caliber and are confident that he will be able to provide excellent counsel as we move forward in defining and executing our plans to increase shareholder value.”

Mr. Inman holds a B.S. in Mathematics from Purdue University and an Executive Program Certification – Director Training from the Anderson School of Management at the University of California, Los Angeles. Mr. Inman currently serves on the board of directors of privately-held Zorro Technologies, Permlight, ChannelNet, and Saint Ame’s School.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of external power adapters used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Doug Sherk/Jenifer Kirtland
President & CEO	Vice President & CFO	EVC Group
Comarco, Inc.	Comarco, Inc.	(415) 896-6820
(949) 599-7440	(949) 599-7556	dsherk@evcgroup.com
tfranza@comarco.com	dlutz@comarco.com	jkirtland@evcgroup.com